Exhibit 99.1

GOLDFIELD ANNOUNCES IMPROVED RESULTS
MELBOURNE, Florida, November 12, 2015 - The Goldfield Corporation (NYSE MKT: GV) today announced significantly improved financial results for the three and nine-month periods ended September 30, 2015. The Goldfield Corporation, headquartered in Florida, through its subsidiaries Power Corporation of America, Southeast Power Corporation and C and C Power Line, Inc., is a leading provider of construction services for electric utilities, with operations primarily in the southeastern and mid-Atlantic regions of the United States including Texas.
Nine-Months Ended September 30, 2015
For the nine-months ended September 30, 2015 compared to the same period last year:

•	Revenue increased 30.2% to $91.1 million from $69.9 million — mainly attributable to growth in master service agreement (MSA) work.

•	Income from continuing operations before income taxes increased 35.5% to $4.3 million despite losses recognized in the first two quarters of this year on the now completed projects in Texas.

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Net income almost doubled to $2.2 million ($0.09 per share) from $1.3 million ($0.05 per share). Net income for the nine-months ended September 30, 2015 and 2014, included after tax charges of $300,000 and $665,000, respectively, in discontinued operations from a previously disclosed environmental remediation project, which is now completed.

Three-Months Ended September 30, 2015
For the three-months ended September 30, 2015 compared to the same period last year:

•	Revenue increased 19.4% to $27.1 million from $22.7 million — mainly attributable to higher revenue from MSA work.

•	Income from continuing operations before income taxes increased 59.0% to $3.0 million from $1.9 million, with our operating margin growing to 15.8% from 13.0%.

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Net income rose 47.1% to $1.7 million ($0.07 per share) from $1.2 million ($0.05 per share). Net income for the three-months ended September 30, 2015 included after tax charges of $99,000 in discontinued operations from the environmental remediation project mentioned above.

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Backlog
Twelve-month electrical construction backlog has remained steady. As of September 30, 2015, $88.5 million of backlog is expected to be realized within twelve months, compared to $87.4 million at the same date last year. Total backlog, which includes total revenue estimated over the life of an MSA plus estimated revenue from fixed-price contracts, was $214.5 million as of September 30, 2015, compared to $287.3 million as of the same date last year. This decline resulted from completion of some MSA work, not replaced by new work and the reduction in estimated work under certain MSAs. The size and amount of future projects awarded under MSAs cannot be determined with certainty and revenue from such contracts may vary substantially from current estimates.
John H. Sottile, President and Chief Executive Officer of Goldfield said, “We are pleased with the strong growth in our revenue and our improved operating margin. With the drag from our unprofitable Texas projects and the environmental remediation work completed, we have a positive outlook.”
About Goldfield
Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry, primarily in the southeastern and mid-Atlantic regions of the United States including Texas. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities.
For additional information on our third quarter 2015 results, please refer to our Quarterly Report on Form 10-Q being filed with the Securities and Exchange Commission and visit the Company’s website at http://www.goldfieldcorp.com.
This press release includes forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 throughout this document. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” and “continue” or similar words. We have based these statements on our current expectations about future events. Although we believe that our expectations reflected in or suggested by our forward-looking statements are reasonable, we cannot assure you that these expectations will be achieved. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our operations include, among others: the level of construction activities by public utilities; the concentration of revenue from a limited number of utility customers; the loss of one or more significant customers; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition. Other factors that may affect the results of our operations include, among others: adverse weather; natural disasters; effects of climate changes; changes in generally accepted accounting principles; ability to obtain necessary permits from regulatory agencies; our ability to maintain or increase historical revenue and profit margins; general economic conditions, both nationally and in our region; adverse legislation or regulations; availability of skilled construction labor and materials and material increases in labor and material costs; and our ability to obtain additional and/or renew financing. Other

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important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company's Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield’s other filings with the Securities and Exchange Commission, which are available on Goldfield’s website: http://www.goldfieldcorp.com. We may not update these forward-looking statements, even in the event that our situation changes in the future, except as required by law.

For further information, please contact:
The Goldfield Corporation
Phone:    (321) 724-1700
Email:     investorrelations@goldfieldcorp.com

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The Goldfield Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Revenue
Electrical construction	$26,813,125	$22,111,299	$90,509,971	$66,520,732
Other	249,236	548,052	553,102	3,399,954
Total revenue	27,062,361	22,659,351	91,063,073	69,920,686
Costs and expenses
Electrical construction	20,966,266	17,849,577	77,422,210	56,141,402
Other	231,163	420,331	502,040	2,738,397
Selling, general and administrative	1,072,870	997,214	3,552,001	3,249,188
Depreciation and amortization	1,677,097	1,495,141	4,949,367	4,515,441
Gain on sale of property and equipment	(84,179)	(161,035)	(66,988)	(323,936)
Total costs and expenses	23,863,217	20,601,228	86,358,630	66,320,492
Total operating income	3,199,144	2,058,123	4,704,443	3,600,194
Other income (expense), net
Interest income	4,918	7,647	14,903	16,758
Interest expense	(175,651)	(163,632)	(509,478)	(516,127)
Other income, net	14,216	11,830	47,053	40,059
Total other expense, net	(156,517)	(144,155)	(447,522)	(459,310)
Income before income taxes	3,042,627	1,913,968	4,256,921	3,140,884
Income tax provision	1,199,211	728,243	1,746,602	1,192,826
Income from continuing operations	1,843,416	1,185,725	2,510,319	1,948,058
Loss from discontinued operations, net of tax benefit of ($39,395), $0, ($194,249) and ($405,478), respectively	(98,918)	—	(299,956)	(665,347)
Net income	$1,744,498	$1,185,725	$2,210,363	$1,282,711

Net income (loss) per share of common stock — basic and diluted
Continuing operations	$0.07	$0.05	$0.10	$0.08
Discontinued operations	0.00	—	(0.01)	(0.03)
Net income	$0.07	$0.05	$0.09	$0.05
Weighted average shares outstanding — basic and diluted	25,451,354	25,451,354	25,451,354	25,451,354

The Goldfield Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30, 2015	December 31, 2014
ASSETS
Current assets
Cash and cash equivalents	$7,645,491	$9,822,179
Accounts receivable and accrued billings, net	18,786,292	17,840,680
Costs and estimated earnings in excess of billings on uncompleted contracts	11,612,548	6,537,280
Deferred income taxes	581,909	2,274,896
Income taxes receivable	815,737	763,821
Residential properties under construction	1,097,094	—
Prepaid expenses	685,620	613,765
Other current assets	339,928	315,962
Total current assets	41,564,619	38,168,583

Property, buildings and equipment, at cost, net	37,039,527	37,002,843
Deferred charges and other assets	4,295,516	4,798,510
Total assets	$82,899,662	$79,969,936

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$9,669,477	$9,674,961
Contract loss accruals	267,702	2,547,816
Current portion of notes payable	8,133,482	3,685,859
Accrued remediation costs	164,631	1,048,380
Other current liabilities	29,286	1,537,971
Total current liabilities	18,264,578	18,494,987

Deferred income taxes	7,868,045	7,988,539
Other accrued liabilities	69,227	55,766
Notes payable, less current portion	23,665,518	22,657,973
Accrued remediation costs, less current portion	64,260	15,000
Total liabilities	49,931,628	49,212,265
Commitments and contingencies
Stockholders' equity
Common stock	2,781,377	2,781,377
Capital surplus	18,481,683	18,481,683
Retained earnings	13,013,161	10,802,798
Common stock in treasury, at cost	(1,308,187)	(1,308,187)
Total stockholders' equity	32,968,034	30,757,671
Total liabilities and stockholders' equity	$82,899,662	$79,969,936